                                                                    Exhibit 12.1

                           CB&T HOLDING CORPORATION
                     SCHEDULE OF EARNINGS TO FIXED CHARGES

                                      Six Months Ended
                                          June 30,                 Year Ended December 31,
                                     ------------------   -----------------------------------------------
                                      1999       1998      1998      1997      1996      1995      1994
                                     -------   --------   -------   -------   -------   -------   -------
                                                             (Dollars in Thousands)
Earnings                             $ 3,041    $ 3,716   $ 6,560   $ 4,827   $ 4,461    $3,680    $2,671

Total interest expense                 6,999      6,578    13,722    10,481     7,869     5,068     2,245
                                     -------   --------   -------   -------   -------   -------   -------
      Total                           10,040     10,294    20,282    15,308    12,330     8,748     4,916

Ratio of earnings to fixed
 charges                                1.43x      1.56x     1.48x     1.46x     1.57x     1.73x     2.19x
                                     =======   ========   =======   =======   =======   =======   =======

Earnings                               3,041      3,716     6,560     4,827     4,461     3,680     2,671
Total interest expense, net of
   deposits                              367        412       811       228       173        46         0
                                     -------   --------   -------   -------   -------   -------   -------
      Total                            3,408      4,128     7,371     5,055     4,634     3,726     2,671

Ratio of earnings to fixed
 charges, net of deposits               9.29x     10.02x     9.09x    22.17x    26.79x    81.00x     0.00x
                                     =======   ========   =======   =======   =======   =======   =======
PRO FORMA

Earnings                             $ 3,168              $ 6,883
Total interest expense                 6,872               13,399
                                     -------              -------
      Total                           10,040               20,282

Ratio of earnings to fixed
 charges                                1.46x                1.51x
                                     =======              =======

Earnings                               3,168                6,883

Total interest expense, net of
   deposits                              240                  488
                                     -------              -------
      Total                            3,408                7,371

Ratio of earnings to fixed
 charges, net of deposits              14.20x               15.10x
                                     =======              =======